Exhibit 10.17

The Principal Severance Plan for Senior Executives

Restatement Effective March 1, 2009

Section 1 – Purpose

The purpose of this Plan is to provide guidelines for severance payments to qualified Eligible Employees when they involuntarily terminate employment from the Employer.  The Plan Administrator has authority to award a Severance Benefit only in situations addressed under this Plan.

This Plan does not establish a legal obligation for the Employer to pay any severance benefits and the Employer reserves the prerogative to discontinue offering Severance, or to pay a different amount of Severance than set forth in these guidelines.

Section 2 – Definitions

Affiliated Entities.  Any entity that is under common control with any Employer within the meaning of Section 414(b) or (c) of the Code.

Comparable Employment means any job determined by the Plan Administrator to be Comparable Employment.  The Plan administrator may consider any relevant factor in making this determination, and the following shall be considered Comparable Employment:

•                  base pay no less than 20% of the current base pay; or

•                  for a person currently traveling between home and the office:

•                  50 or more miles one-way, a commuting distance equal to or less than the current one-way commute; or

•                  less than 50 miles one-way, a commuting distance equal to or less than 50 miles one-way; or

•                  for a person currently working remotely at the employee’s request, a change in the geographic location of the job back to original location of the job, regardless of commuting distance.

Code.  The Internal Revenue Code of 1986, as amended, and any successor thereto.

Employer.  Principal Life Insurance Company and wholly owned subsidiaries, and affiliates and any successors thereto (collectively, “the Employer”, “Employer” or “Companies”).

Eligible Employee or Participant.  A full-time or part-time employee of the Employer who is regularly scheduled to work at least an average of 20 hours per week and is an officer with the title of Chief Executive Officer, President, Executive Vice President, Senior Vice President or Vice President of Employer or a position in a wholly owned subsidiary of the Employer located in the United States that is considered equal to one of these Employer position titles by the Principal Life Insurance Company’s human resources department or has been designated by the Chief Executive Officer of the Employer as an Eligible Employee.

The following persons are not Eligible Employees:

•                  a person who has a written employment contract with the Employer that provides for severance benefits or an agreement that provides that the person is not eligible for severance benefits under this Plan;

•                  a person classified by the Employer as an agent, field manager, broker, brokerage general agent, or managing director (as defined in The Principal Welfare Benefit Plan for Individual Field);

•                  a part-time employee who is regularly scheduled to work less than an average of 20 hours per week;

•                  an employee of a wholly owned subsidiary that is not located in the United States; or

•                  persons with a Workforce Classification* of:

•                  Short-term Employee;

•                  Temporary Employee;

•                  Intern;

•                  Vendor;

•                  Independent contractor; or

•                  Leased Employee.

* described on the Human Resources intranet site and available in paper format upon request

Named Fiduciary.   For all fiduciary duties connected with the operation and management of the Plan, the Benefit Plans Administration Committee shall be the Named Fiduciary

PFG.  Principal Financial Group, Inc.

Plan.  The Principal Severance Plan for Senior Executives established December 21, 2000, as amended from time to time.

Plan Administrator.  Benefit Plans Administration Committee.  The Chief Executive Officer of Principal Financial Group, Inc. shall designate the members of the Benefit Plans Administration Committee.

Service Years.  The number of years the Eligible Employee has worked for the Employer from the date of hire to the date of termination, including any adjustment for a break in service.  A partial year of service will count as a full Service Year for the purpose of determining Severance.

Successor Employer.  Any entity that assumes operations or functions formerly carried out by the Employer (including, but not limited to, the buyer of a facility or business operation, or any entity to which an Employer operation or function has been outsourced), any subsidiary, affiliate, or otherwise identifiable entity of the Employer that is sold or otherwise transferred to an owner other than the Employer, or any entity making a job offer at the request of the Employer (including, but not limited to,  a joint venture of which the Employer or an affiliate is a member).

Termination of Employment.  The termination of an Eligible Employee’s employment with each of the Employers and each of their Affiliated Entities to whom such Eligible Employee provided services, except that, with respect to any Eligible Employee who is or is reasonably expected to provide services to the Employers or any Affiliated Entity within 12 months following such termination of employment, no Termination of Employment shall be deemed to have occurred unless and until such Eligible Employee incurs a separation from services within the meaning of Section 409A of the Code, as determined in accordance with the procedures established by PFG in accordance with such Section 409A.

Weekly Pay.  Income established by the Employer as 1/52 of the person’s annual base compensation at the time of termination.  Monetary recognition or awards (such as bonuses, commissions and incentives) are not included in determining annual base compensation.

Section 3 — Severance Benefit

Qualification.  An Eligible Employee may be qualified for Severance if he or she is permanently terminated by the Employer due to permanent layoff, reduction in force, facility closing, reorganization, consolidation, or economic reasons.

Disqualifying Events.  An Eligible Employee who might otherwise qualify for Severance under this Plan may be disqualified for such pay by:

•                  accepting any offer of employment by the Employer, or any offer of employment by a Successor Employer to commence promptly following termination by the Employer;

•                  declining an offer of Comparable Employment by the Employer, or any offer of employment by a Successor Employer to commence promptly following termination by the Employer;

•                  failing to sign, no later than 60 days following the date of termination of employment, a release of claims against the Employer, substantially in the form of Exhibit A (or in such modified form as the Company shall deem reasonably necessary or appropriate to address the provisions of applicable law5), which restricts former employees from suing the Employer;

•                  being terminated for reasonable cause, including but not limited to, insubordination, dishonesty, theft, willful misconduct, harassment, or being under the influence of illicit drugs or alcohol at work or on the Employer’s premises;

•                  terminating due to retirement, resignation or death; or

•                  being within a Benefit Payment Period under a long term disability plan established by the Employer, unless he or she is released to return to full-time or part-time work on or before 60 days following the date employment terminated.

The Plan Administrator has complete discretion to interpret the disqualifying events listed above.

Severance.  An Eligible Employee qualified for Severance as outlined above will receive (minus lawful deductions) the greater of:

•                  one (1) week of Weekly Pay for each Service Year; or

•                  two (2) weeks Weekly Pay for each $10,000 of an Eligible Employee’s annual base compensation (rounded to the nearest $10,000).

A fifty-two (52) week Severance maximum and a six (6) week minimum will apply.

Time of Payment.  Notwithstanding anything herein to the contrary, the Employer shall have no obligation to a Participant under this Section 3 until such Eligible Employee executes a release and waiver in favor of the Participant’s Employer, in substantially the same form as Exhibit A, attached hereto.  To receive any benefits hereunder, such release and waiver must be executed and delivered no later than 60 days following the date of the Participant’s termination of employment.  Severance payable pursuant to this Section 3 will be paid in a single lump sum on a regular payday, within 30 days after Participant signs the release and waiver and provided that it has not been revoked in accordance with its terms.

COBRA Continuation of Health Benefits.  Generally, benefit coverage ceases upon termination.  However, under the Consolidated Omnibus Budget Reconciliation Act (COBRA), an Eligible Employee may elect continuation of medical, dental, and/or vision coverage in effect at the time of termination as outlined under COBRA guidelines.  If an Eligible Employee submits a completed COBRA application and pays the applicable premium amounts, at the end of the first three months of COBRA coverage, the Employer will reimburse the Eligible Employee for up to three months of COBRA premiums, or as state law requires, whichever is greater, at the end of the reimbursement period, minus lawful withholdings.  If COBRA coverage is not in effect for a full three months, the Employer will only reimburse for the months such coverage was in force.  COBRA premiums for dependents will only be reimbursed for the period the dependent(s) meet the definition of dependent per the medical, dental or vision plan, as applicable.

Any such reimbursement will only be paid to an Eligible Employee who has elected to opt out of the subsidy under the Premium Assistance for COBRA Benefits portion of the American Recovery and Reinvestment Act of 2009.

Reemployment by the Employer.  Unless otherwise determined by the Plan Administrator, if a former Eligible Employee is reemployed by an Employer after receiving severance from any of the Employers (whether pursuant to this Plan or otherwise) and subsequently becomes entitled to Severance under this Plan, such subsequent Severance shall be reduced, dollar for dollar (but net of any amount repaid to an Employer), by the amount of such prior severance.

An Eligible Employee may not receive both Severance and salary from the Employer with respect to the same period.  Therefore, a rehired Eligible Employee must forfeit any Severance that relates to the period of time subsequent to the date of re-hire, by repaying such amount to the Employer.

Integration with Other Benefits.  The Severance benefits provided under this Plan may be reduced by any amount the Employer is required to pay the Eligible Employee under a federal, state, or local law relating to involuntary terminations.

Withholding.  The Employer will have the right to take such action as it deems necessary or appropriate to satisfy any requirement under federal, state, or other law to withhold or to make deductions from any benefit payable under this Plan.

Worker Adjustment and Retraining Act.  Severance benefits under this Plan are not meant to duplicate benefits provided by the Employer in connection with an Eligible Employee’s termination of employment with the Employer, including, but not limited to, those provided under the Worker Adjustment and Retraining Act (WARN).  Severance benefits shall be applied toward satisfaction of the Employer’s WARN obligations, if any, and shall constitute WARN Act notice and or WARN Act benefits where WARN applies.

Section 4 -Covenants of Participants

In consideration for becoming a Participant in the Plan and Participant’s continuing employment with the Participant’s Employer, each Participant under the Plan convenants the following:

Confidential Information.  In the course of performing services for any of the Companies or any of their respective Affiliates (hereafter collectively referred to as the “Company Group”), a Participant may create, develop, learn of, receive or contribute non-public information, ideas, processes, methods, designs, devices, inventions, data, models and other information relating to the Company Group or their products, services, businesses, operations, employees or customers, whether in tangible or intangible form, and that the Company Group desires to protect and keep secret and confidential, including trade secrets and information from third parties that the Company Group is obligated to keep confidential (“Confidential Information”).  Confidential information shall not include: (i) information that is or becomes generally known through no fault of Participant; (ii) information received from a third party outside of the Company Group that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of PFG or Principal Life Insurance Company.  The Participant recognizes that all such Confidential Information is the sole and exclusive property of the Company Group, and that disclosure of Confidential Information would cause damage to the one or more members of the Company Group.  Thus, except (i) as required by the duties of his or her employment with any member of the Company Group, (ii) in connection with enforcing the Participant’s rights under this Plan or (iii) if compelled by a court or governmental agency, a Participant will not, without the consent of PFG, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during his or her employment with any of the Companies or any of their respective Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside any of the Company Group, and will not use the Confidential Information or permit its use for the benefit of Participant or any other person or entity other than the Companies or their respective Affiliates; provided that, in the circumstances referenced in clause (iii), no exception shall apply unless prior written notice of such disclosure is given to PFG.

Non-Solicitation.  During the period beginning on the Particpant’s termination date and ending on the first anniversary of any termination of employment, Participant shall not, directly or indirectly:

(1)               encourage any employee or agent of any member of the Company Group to terminate his or her relationship with any of the Companies or any of their respective Affiliates;

(2)               employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of any member of the Company Group (other than on behalf of any of the Companies or their respective Affiliates), or cause or encourage any Person to do any of the foregoing;

(3)               establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of any of the Companies or any of their respective Affiliates; or

(4)               interfere with the relationship of any member of the Company Group with, or endeavor to entice away from any member of the Company Group, any Person who or which at any time during the period commencing one year prior to the date hereof was or is a material customer or material supplier of, or maintained a material business relationship with any of the Companies or any of their respective Affiliates.

Intellectual Property.  During the period of Participant’s employment,  Participant shall disclose immediately to the Participant’s Employer all ideas, inventions and business plans that Participant makes, conceives, discovers or develops alone or with others during the course of Participant’s employment with the Participant’s Employer, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that:  (i) relate to the business of the Participant’s Employer or any customer or supplier to the Participant’s Employer or any of the products or services being developed, manufactured, sold or otherwise provided by the Participant’s Employer or that may be used in relation therewith; or (ii) result from tasks assigned to Participant by the Participant’s Employer; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Participant’s Employer.  Participant agrees that any Work Product shall be the property of the Participant’s Employer and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Participant expressly assigns to the Participant’s Employer all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Participant.

(1)             The Participant’s Employer hereby notifies Participant that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Participant’s Employer was used and which was developed entirely on the Participant’s own time, unless:  (i) the invention relates (a) to the Participant’s Employer’s business, or (b) to the Participant’s Employer’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Participant for the Participant’s Employer.

(2)             Participant agrees that upon disclosure of Work Product to his or her Employer, Participant will, during his or her employment and at any time thereafter, at the request and cost of the Participant’s Employer, execute all such documents and perform all such acts as his or her Employer or its duly authorized agents may reasonably require:  (i) to apply for, obtain and vest in the name of the Participant’s Employer alone (unless his or her Employer otherwise directs) letters patent, copyrights, or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(3)             In the event that the Participant’s Employer is unable, after reasonable effort, to secure Participant’s signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Participant’s physical or mental incapacity or for any other reason whatsoever, Participant hereby irrevocably designates and appoints the Participant’s Employer and its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and on his or her behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Participant.

Section 5 – Administration

Plan Administrator.  The Plan Administrator will be the primary fiduciary with respect to the operation and administration of the Plan.

The Plan Administrator shall be indemnified and held harmless by each Employer participating in the Plan, against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Plan Administrator in connection with or resulting from claim, action, suit, or proceeding to which such member may be a party or in which such member may be involved by reason of any action taken or failure to act.

The Plan Administrator will administer this Plan, furnish all notices, and perform all filings, as required by law.  The Plan Administrator also will have the power to implement, operate, and interpret this Plan and to take such other action as the Plan Administrator deems equitable and consistent with the purpose of the Plan in particular circumstances.  This Plan Administrator, within the meaning of ERISA, has complete discretion to construe or interpret all provisions, including ambiguous provisions, if any, to determine eligibility for benefits and to determine the type and extent of benefits, if any, to be provided.  This includes the discretion to resolve all legal and factual questions that may arise. The Plan Administrator shall also have the discretion and authority to adopt and revise rules and procedures relating to the Plan, to correct any defect or omission or reconcile any inconsistency in this Plan or any payment hereunder, and to make any other determinations that

it believes necessary or advisable in the administration of the Plan.   The Plan Administrator may employ any individual, individuals, or entity to provide administrative services to the Plan and assist in the administration of the Plan.  Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.  The Plan Administrator’s decisions in such matters shall be controlling, binding, and final.  In any action to review any such decision by the Plan Administrator, the Plan Administrator shall be deemed to have exercised its discretion properly unless it is proven duly that the Plan Administrator has acted arbitrarily and capriciously.

Notification.  The Plan Administrator will notify Eligible Employees when and if they become eligible for Severance under this Plan.

Claims.  Any Eligible Employee covered by this Plan who believes he or she is entitled to benefits under this Plan but who has not been advised of such benefit or who believes that the calculation of the benefit is in error should file a claim with the Plan Administrator.  The claim should be filed within 90 days of the date on which the Eligible Employee had learned of the scheduled termination or of the amount of the benefit to be paid or not paid under this Plan.

The Eligible Employee should submit a signed and dated claim in writing that briefly explains the basis for the claim to the General Counsel of Principal Life Insurance Company.  Within 90 days of receiving the claim, the Plan Administrator will respond by written notice to the Eligible Employee.

Appeals.  Any Eligible Employee not satisfied by the disposition of the claim by the Plan Administrator shall have the right to file an appeal with the General Counsel Principal Life Insurance Company within 90 days of receipt of the notice.

The appeal must be in writing and include copies of the claim submitted to the Plan Administrator and the Plan Administrator’s decision.  The appeal should briefly explain why the Eligible Employee believes the Plan Administrator’s decision was in error.

The Plan Administrator must send a decision on the appeal, in writing, to the Eligible Employee, within 60 days of the date on which the notice of appeal was filed.

Section 6 – Amendment and Termination

The Board of Directors of the Principal Financial Group, Inc., or its delegate, has the right to terminate or change the Plan or any provision of the Plan at any time.  In some instances, this authority has been delegated to the Corporate Management Committee.  The current membership of the Corporate Management Committee can be obtained from the Plan Administrator.

The benefits provided under this Plan are not vested benefits.  On or after the termination date of the Plan, no obligations for payment under the Plan will exist.

Section 7 – Change of Control Plan

Notwithstanding anything else contained in this Plan to the contrary, no benefits shall be provided under this Plan at any time that benefits are payable under The Principal Change of Control Plan for Senior Executives, regardless of whether a person who is an Eligible Employee under this Plan is eligible to receive benefits under such Change of Control Plan.

Section 8 – Miscellaneous

Right to Terminate Employment.  A former Eligible Employee’s failure to qualify for Severance under this Plan will not rescind or otherwise affect the Eligible Employee’s termination of employment from the Employer, and such failure to qualify for Severance will not establish any right:

•                  to a continuation or reinstatement of employment with the Employer; or

•                  to receive any payment from the Employer in lieu of Severance.

Source of Benefits.  All severance benefits paid to a terminated Eligible Employee under this Plan will be paid from the general assets of the Eligible Employee’s Employer, and the status of an Eligible Employee’s claim to any severance benefits will be the same as the status of a claim against the Employer by any general and unsecured creditor.  No person can look to, or have any claim against, any officer, director, employee, or agent of the employee’s Employer as an individual, or any Employer, for payment of any benefits under this Plan.

Benefits not to be Construed as Pension Benefits.  If the severance benefits provided under this Plan, together with other termination benefits (other than benefits provided for in a qualified benefit plan), equal or exceed the equivalent of two year’s pay to an Eligible Employee, the Plan Administrator has the authority to reduce payments payable under this Plan.

No Assignment; Binding Effect.  No Eligible Employee will have the right to alienate, assign, commute, or otherwise encumber benefits under this Plan for any purpose, and any attempt to do so will be disregarded completely as null and void.  The provisions of this Plan will be binding on each Eligible Employee (and on each person who claims a benefit under any such Eligible Employee or under the Plan) and on the Employer.

ERISA.  The Employer intends for this Plan to constitute a “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended, and any ambiguities in this Plan will be construed to effect that intent.

Construction.  This Plan will be construed in accordance with the law of the state of Iowa to the extent not preempted by federal law.  Headings and subheadings have been added for convenience of reference and will have no substantive effect whatsoever.  All references to sections will be to sections in this Plan.

Usage.  Whenever applicable, the masculine gender, when used in this Plan, will include the feminine or neuter gender, and the singular will include the plural.

Drafting Errors.  If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Plan Administrator.  The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

Section 9 – ERISA Summary Plan Description Information

The complete text of this Plan document, including the ERISA information in this Section, constitutes the Summary Plan Description.

As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  ERISA provides that all Plan participants shall be entitled to:

Receive Information about Your Plan and Benefits

You may examine, without charge, at the Plan Administrator’s office (711 High Street, Des Moines, Iowa 50392-0001) all documents governing the Plan, including a copy of the latest annual report, if required (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.  You may obtain, upon written request to the Plan Administrator, copies of the documents governing the operation of the Plan, including a copy of the latest annual report, if required (Form 5500 Series), and updated summary plan descriptions.  The Plan Administrator may make a reasonable charge for the copies.

Participants will receive a summary of the Plan’s annual financial report, if requested.  The Plan Administrator is required by law to provide each participant with a copy of this summary annual report, if requested.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the individuals who are responsible for the operation of the employee benefit plan.  The individuals who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including the plan sponsor, or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right, within certain time schedules, to:

•                  know why this was done;

•                  obtain copies of documents relating to the decision without charge; and

•                  appeal any denial.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report form the Plan and do not receive them within 30 days, you may file a lawsuit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file a lawsuit in a State or Federal court.  In addition, if you disagree with the Plan decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file a lawsuit in Federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a lawsuit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the division of technical assistance and inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Publications Hotline of the Employee Benefits Security Administration.

ERISA Plan and Contact Information

Plan Name:  The Principal Severance Plan for Senior Executives

Type of Plan:  Severance plan.

Plan Number:  511

Plan Administrator/Plan Sponsor Name and Address:	Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0001

Plan Administrator/Plan Sponsor Telephone:  515-247-5111

Employer Identification Number:  42-0127290

Any legal action in connection with this Plan should be directed to:

General Counsel, Principal Life Insurance Company

711 High Street, Des Moines, Iowa 50392-0300

Legal process may also be served upon the Plan Administrator.

Executed this            th day of March, 2009 by:

William T. Kerr, Chair of the Human Resources Committee of the Board

EXHIBIT A

PLEASE READ THIS DOCUMENT CAREFULLY.  IT WILL

RELEASE AND WAIVE LEGAL CLAIMS AND RIGHTS

YOU MAY HAVE.  YOU ARE ADVISED TO CONSULT WITH

AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

RELEASE

1.             Definitions.  All words used by this Release have their plain meanings in ordinary English.  Specific terms used in this Release have the following meanings.

A.           “I,” “me,” and “my,” mean both me and anyone who has or obtains any legal rights or claims through me, including but not limited to, my spouse, heirs, assigns, representatives and executors.

B.             “Principal” means Principal Life Insurance Company, any company related to Principal Life Insurance Company in the present or past (including, without limitation, its predecessors, subsidiaries, affiliates, parents, divisions, and joint venture partners) and any successors of Principal Life Insurance Company.

C.             “Employer” means Principal; any present or past directors, officers, employees, committees, attorneys, agents or representatives of Principal; any present or past employee benefit plan sponsored by Principal and/or the directors, officers, trustees, administrators, employees, attorneys, agents, or representatives of that plan; any company providing insurance to Principal in the present or past; and, any person who acted on behalf of or on instructions from Principal.

D.            “My Claims” means all of my existing rights to any relief of any kind from Principal, including but not limited to:

(1)                                  all claims arising out of or relating to my employment with Principal, the termination of that employment, or the statements, actions or omissions of the Employer;

(2)                                  all claims arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including but not limited to, claims for any alleged unlawful discrimination or any other alleged unlawful employment practices under the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the National Labor Relations Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act and workers’ compensation non-retaliation statutes;

(3)                                  all claims for alleged wrongful discharge; harassment; retaliation or reprisal; assault or battery, defamation; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; fraud; intentional or negligent misrepresentation; interference with contractual or business relationships; violation of public policy; my conduct, if any, as a “whistleblower”; negligence; breach of contract; breach of implied contract; failure to keep any promise; breach of fiduciary duty; breach of a covenant of good faith and fair dealing; promissory or equitable estoppel; and any other wrongful employment practices; and violation of any other principle of common law;

(4)                                  all claims for any type of relief from the Employer, including but not limited to, back pay, front pay, lost benefits, stock based compensation and stock options, reinstatement, other equitable relief, liquidated damages, multiple damages, punitive damages, and damages for any alleged breach of contract, any tort claim, or any alleged personal injury or emotional injury or damage; and

(5)                                  all claims for attorneys’ fees, costs, disbursements and interest.

“My Claims” do not include my vested rights, if any, in Principal’s Pension Plan for Employees and the Principal Select Savings Plan for Employees, which survive unaffected by this Release.  My Claims also do not include any claims that may not be released as a matter of law or any claim that may arise after the date on which I sign this Release.

2.             Agreement to Release My Claims.  In exchange for *[                               ]*, which payment is conditioned on and in consideration of my execution of this Release, I agree to give up all My Claims against the Employer.  I have not filed any actions, complaints or lawsuits against the Employer arising out of the termination of my employment.  I waive my right to money damages or other legal and equitable relief awarded as a result of any claim filed with respect to or related to My Claims by any person, entity or governmental agency.  The payment that I will receive is a full and fair compromise payment for the release of My Claims and for the other obligations I am assuming as specified in this Release.

3.             Future Employment with Principal.  I will not seek future employment or any other relationship with Principal.

4.             Company Property.  By my last day of employment, I will return to Principal all files, memoranda, computer records, documents, copies of the foregoing, computer software and hardware, credit cards, keys, access cards and any other property of Principal in my possession.

5.             Non-Solicitation.  For a period of one year after the termination of my employment, I shall not, directly or indirectly:

A.           encourage any employee or agent of Principal to terminate his or her relationship with Principal;

B.             employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of Principal, or cause or encourage any person to do any of the foregoing;

C.             establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Principal; or

D.            interfere with the relationship of Principal with, or endeavor to entice away from Principal, any person who or which at any time during the one year period prior to the date I sign this Release was or is a material customer or material supplier of, or maintained a material business relationship with, Principal.

6.  Affirmation of Covenants.  I agree, understand and acknowledge that, to the extent expressly provided in Section 4 of the Plan, I am bound by certain covenants in favor of the Company with regard to confidential information, non-solicitation and intellectual property, which continue in full force and effect as specified in the Plan following my termination of employment with the Company and the execution of this Release.  I agree, understand and acknowledge that the non-solicitation covenant contained in such Section 4 of the Plan shall continue in full force and effect until the first anniversary of the date my employment terminates.

I acknowledge that such covenants are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect legitimate interests of each of the Employers in their respective Confidential Information and in their relationships with their employees, customers and suppliers.

In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed such covenants, I agree that it would be impossible to measure solely in money the damages which any of the Employers would suffer if I were to breach any of my obligations under such Sections.  I also acknowledge that such breach would irreparably injure the Employers.  Accordingly, I agree that if I breach any of these covenants, the Employers shall be entitled, in addition to any other remedies to which the Employers may be entitled, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and I hereby waive any right to assert any claim or defense that the Employers have an adequate remedy at law for any such breach.

If a court determines that any of the covenants referenced above is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

7.             Cooperation.  At the request of the Employer, I will render all assistance and perform all lawful acts that the Employer considers necessary or advisable in connection with any litigation involving the Employer or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Employer.

8.             Confidentiality.  I understand that I may disclose the contents of this Release to my spouse or domestic partner, my attorney, and my tax advisor.  I agree that if I do so, I will inform them of this confidentiality clause and tell them that they are also bound by it.  I agree that I will not disclose the contents of this Release or any of its terms to any other individual, corporation, or entity, except as required by law.  I acknowledge that disclosing the contents of this Release except to the persons listed above would cause Principal injury and damage, the actual amount of which would be difficult to determine; thus, in the event that I violate this confidentiality clause, in addition to all other remedies allowed by law, Principal shall be entitled to obtain injunctive relief against me without the necessity of posting bond or other security.

9.             Additional Agreements and Understandings.

A.           Even though the Employer will pay me to release My Claims, the Employer does not admit that it is responsible or legally obligated to me for My Claims.  In fact, I understand the Employer denies that it is responsible or legally obligated for My Claims, denies that it has engaged in any improper or unlawful conduct toward me, and denies that it has treated me unfairly.

B.             Principal may withhold all taxes it determines it is legally required to withhold from any payment owed to me pursuant to this Release.  I understand that Principal has made no representations or warranties regarding taxes, and that I am solely responsible for any tax consequences arising from payments received pursuant to this Release.

10.           Advice to Consult With an Attorney.  I understand and acknowledge that I am hereby being advised by the Employer to consult with an attorney prior to signing this Release.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.

11.           My Representations.  I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between any accrual of My Claims and the date of my signature below.  I am legally able and entitled to receive the full payment that will be made to me by the Employer in settlement of My Claims.  I have read this Release carefully.  I understand all its terms.  In agreeing to sign this Release I have not relied on any statements or explanations made by the Employer or its attorneys, except as specifically set forth in this Release.  I am voluntarily releasing My Claims against the Employer.

12.           My Rights to Review, Accept, or Rescind.  The Employer has informed me and I understand and acknowledge that I have a period of 21 days, beginning on the day after the day this Release is delivered to me, to consider whether I wish to enter into this Release and be bound by its terms.  The Employer has informed me and I understand and acknowledge that if I do not accept the terms of this Release within that 21-day review period, the Employer may not extend the time in which its offer to enter into the agreements contained in this Release is open to me, and I waive any right I may have to take additional time beyond this consideration period within which to consider this Release.  I understand and acknowledge that if I sign this Release before the end of the 21-day period, it will be my decision to do so because I have decided that I do not need any additional time to decide whether to sign the Release.

If I decide to accept the terms of this Release, I must send the signed and dated Release by first-class mail or deliver it by hand to the address given below within the 21-day period that I have to consider signing this Release.

The Employer has informed me and I also understand and acknowledge that I may revoke this Release at any time within 7 days after I sign it, not counting the day on which I sign it In order for my revocation to be effective, I understand and acknowledge that it must be in writing and mailed or hand-delivered to Principal at the following address and postmarked or received by Principal within the 7-day period.

Principal Financial Group

Des Moines, IA 50392-0001

I understand and acknowledge that I will not receive any payment under this Release if I revoke it, and in any event, I will not receive any payment until after the 7-day revocation period has expired.

13.           Governing Law.  This Release will be governed by the laws of the state of Iowa, without regard to its conflict of law provisions.

14.           Assignment.  Principal may in its sole discretion assign this Release to any subsidiary or affiliated entity or to any entity that succeeds to some or all of the business of Principal through merger, consolidation, a sale of some or all of the assets of Principal, or any similar transaction.

15.           Entire Agreement/Severability.  This Release is the entire agreement between Principal and me relating to the termination of my employment and this settlement.  If any portion of this Release is found to be invalid, unlawful, or unenforceable, the remaining provisions shall continue in full force and effect.  It is my desire that all other portions of this Release that can be separated from it or appropriately limited in scope will remain fully valid and enforceable.

Signature:	Dated:

PRINCIPAL LIFE INSURANCE COMPANY

By:	Dated: